Exhibit 10.3
SUBLEASE AGREEMENT
for commercial space

between	Micromet AG	- Sublessor -
Staffelseestrasse 2
81477 München

and	Roche Diagnostics GmbH	- Sublessee -
Sandhofer Strasse 116
68305 Mannheim
hereby enter into the following Sublease Agreement:
Preamble
Commercial space, particularly for users in the biotechnology and life sciences industries, shall be leased at Staffelseestrasse 2-8 in 81477 Munich. In the Lease Agreement of December 12, 2002, Micromet AG leased a portion of the commercial space from GEK Grundstücksverwaltungsgesellschaft mbH & Co. Objekt Eins KG.
Roche would now like to use a portion of this space as laboratories and offices within the context of a sublease arrangement. GEK Grundstücksverwaltungsgesellschaft mbH & Co. Objekt Eins KG has declared its consent in principle to this arrangement.
This having been stated at the outset, the Parties hereby agree to the following:
§ 1
Leased Property
par. 1
Within the commercial property, space shall be leased for use as office, service, and laboratory areas, with a leased area of approximately 1,724 m 2 as well as storage areas and parking spaces, for the operation of a commercial enterprise (hereinafter “Leased Property”).
The leased area of approximately 1,724 m 2, including prorated common areas in the building, which is distributed over the 1st floor of Building A and Building B at Staffelseestrasse 2 – 4, is calculated pursuant to DIN 277 2.3, with the proviso that the interior structural components are not considered in the overall measurement, although the plumbing stacks are subtracted, and is marked in color in the Leased Space Allocation Plan attached as Annex 1.
Upon handover of the Leased Property or portions thereof, Lessor shall prepare a site survey pursuant to DIN 277 2.3 for the transferred portion of the Leased Property, with the proviso that the interior structural components are not considered in the overall measurement, although the plumbing stacks are subtracted. This site survey shall serve as the basis for the rent payment obligation.
The leased area marked in color in the Leased Area Allocation Plan attached as Annex 1 must include, among other things, the following basic furnishings:
•	Air-conditioning for all areas, air exchange rate 3.5 times/hour, including cooling with split units (no dehumidification),

•	Laboratory finishing in accordance with S1 Standard: includes flooring characteristics, troughs, floor tanks, wall characteristics, setup for CO2 and N2 supply lines. Ventilation will be prepared for an air exchange rate

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•	of 6-8. The actual expansion of the ventilation system for an air exchange rate of 6-8 is not included in the base rent, however.

•	Comprehensive wiring/cablework in all areas (wiring/cable installation, distribution cabinets, sockets for IT, electricity, etc.)

•	normal area lighting
par. 2
The Sublessee may use the lobby, ramp, and staircase belonging to Building B (Staffelseestrasse 4). The Sublessee shall also have access in Building B, Staffelseestr. 4 to the areas that it has leased. The areas leased by the Sublessee shall be segregated in relation to the Sublessor’s areas. The Sublessor and/or its authorized agent may enter the leased areas during business hours and following timely notification/agreement for the purpose of inspecting/maintaining the condition of these areas or for other important reasons. The Sublessor shall provide an appropriate number of access cards (1 card per employee, but not more than 60 cards) for the building and the underground parking garage. Replacement cards or additional cards shall be provided to the Sublessee at a charge of €1.50 per card.
par. 3
The undeveloped area of the property is not included in the lease; Lessee shall nevertheless have the right to use of the common areas (driveway, service road, delivery area). The wall surfaces on or in the building outside of the Leased Property are also not included in the lease.
par. 4
The Sublessee shall rent a total of 25 parking spaces in the underground parking garage (basement level 2). The leased parking spaces shall be assigned to the Sublessee as shown in Annex 2.
par. 5
The Sublessee desires to have sublessee-specific remodeling of the Leased Property, which shall be organized by the Sublessor and at least partially performed prior to the beginning of the term of lease stipulated in this Agreement. The additional remodeling is summarized in Annex 3 and shall be performed in accordance with the Sublessor’s space planning, in accordance with the structural requirements (such as statics, support grids, etc.), as well as the remodeling specifications agreed upon between the Sublessor and the Sublessee. The external costs of the remodeling in relation to the areas leased by the Sublessee shall be borne by the Sublessor and calculated into the rent accordingly. Details on the costs are regulated in §3 of this Agreement. The Parties agree that the internal costs of the Sublessor incurred in conjunction with the additional remodeling shall be borne by the Sublessor personally and shall therefore not be calculated into the rent.
par. 6
The additional remodeling in Building A shall be completed by August 1, 2007, and the additional remodeling in Building B shall be completed by September 7, 2007. The respective areas shall be handed over to the Sublessee in a clean-swept condition on these dates. If completion of the work is delayed, the Sublessee shall have the right to a reduction of rent for the not yet usable areas. Delays for which the Sublessee is responsible after the signing of this Sublease Agreement, however, shall not constitute grounds for reduction of rent. The Sublessee shall have no rights to claim compensatory damages. Outstanding residual work on the additional remodeling and defects caused thereby that do not substantially impair the usability of the Lease Property’s shall not entitle the Sublessee to refuse acceptance or reduce the rent. Any residual work and defects shall be recorded in the move-in inspection form, which must be signed by both Parties and is an essential component of the Sublease Agreement as Annex 4, and must be immediately completed and eliminated, respectively, by the Sublessor.
par. 7
Following the Sublessee’s move-out of the leased premises, the Sublessor shall assume possession of the additional remodeling. The Sublessor shall not be required to pay any compensation to the Sublessee in this regard. As counterperformance, the Sublessor is merely required to undertake at its own expense any removal of such additional work that may be necessary or demanded by Lessor and indemnify the Sublessee against any claims by Lessor.

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§ 2
Term of Lease
par. 1
The Term of Lease shall be a fixed term of three years. August 1, 2007, shall be established as the uniform start date of the Term of Lease for all areas leased to Lessee.
par. 2
The Sublessee shall be granted an option to extend the Term of Lease twice, for six months in each instance, under the conditions of this Sublease Agreement. The Sublessee must notify the Sublessor in writing regarding the exercise of said option; the first exercise of the option must occur no later than six months prior to the termination of the fixed Term of Lease stipulated in par. 1, and the second exercise of the extension option must occur no later than three months prior to the expiration of the first extension of the Term of Lease.
par. 3
The Sublessee must accept possession of the Leased Property on the date stipulated by agreement between the Sublessor and the Sublessee, provided that the property is ready for move-in. The Leased Property shall be deemed accepted by the Sublessee if the Sublessee either fails to appear on the handover date or wrongfully refuses to accept possession. The Sublessee shall bear the burden of proof if it claims that the Leased Property does not conform to the acceptance criteria or would not have conformed to said criteria on the handover date. The Parties shall prepare a move-in inspection form at the time of handover of the premises.
§ 3
Leased Space, Rent
par. 1
The Leased Space and the rent are stipulated as follows:

approx. 1,724 m [2]	Office, service areas and laboratory areas, 1st floor, Building A and Building B	currently €36.86 /m [2] Including €6.39/m2 prepayments for operating costs (Base rent: €19.48 per m2)	63,546.64
75.82 m [2]	Storage areas in the basement (BU201, BU207)	€11.67/m [2]	884.82
25 spaces	Parking spaces underground garage basement level 2	€64.86/space	1,621.50

Subtotal:
Plus statutory sales tax, currently 19%

Total:			66,052.96
The obligation to pay rent shall begin on August 1, 2007. The calculation of the rent, particularly the additional costs allocated to the rent in connection with the additional remodeling, is shown in detail in Annex 5. The cost estimate used as a basis for the additional costs is likewise part of this Agreement as Annex 6. Following completion of the additional remodeling, the Sublessor shall document the additional costs for the Sublessee and adjust the rent accordingly. If the Sublessee exercises the option granted to it in §2 par. 2, the rent for said lease extension period shall be reduced to the base rent adjusted pursuant to par. 4.
par. 2
The operating cost prepayment shall include all of the operating costs listed in Annex 3 to §27 par. 1 of the Second Regulation on Operating Costs [Zweiten Berechnungsverordnung] (Annex 7 to this Sublease Agreement), as well as prorated administrative, maintenance and repair costs.
These costs shall be borne by the Parties to the Agreement on a prorated basis according to the relationship between the space in the leased rooms and the overall lease space, unless they can be directly allocated to the individual lessee.

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The Sublessee shall make an installment payment toward the ancillary costs, as specified under §3. An accounting of these costs shall be performed once per year using, among other things, a uniformly applied formula for the allocation of heating costs that takes into account the actual consumption of the individual lessees and/or sublessees. The billing period shall be established by the building management/billing firm in accordance with the usual modalities. The Sublessee shall make a monthly installment payment toward the heating costs, as specified under §3. Consumption-dependent costs that can be allocated directly to the Sublessee shall be paid directly by the Sublessee (particularly electricity, water, gas).
The aforementioned rents and ancillary costs do not include statutory sales tax. The account with respect to ancillary costs shall be settled on a calendar-year basis. The accounting of operating costs and/or heating costs shall be deemed approved by the Sublessee unless a written objection has been submitted to the Sublessor within four weeks after receipt of the accounting.
par. 3
With the presentation of the annual accounting, the Sublessor may demand a reasonable increase of the prepayment for operating and heating costs, retroactively for the current fiscal year, if it is foreseeable that the annual amount of the ancillary costs will exceed the sum of the prepayments. Similarly, if there is a fundamental change during the current fiscal year in the cost factors used as a basis for the calculation of the lump-sum prepayments, the Sublessor may demand an adjustment of the prepayment for operating and heating costs based upon an interim accounting, which must be presented at that time.
par. 4
The following index clause shall apply for the stipulated fixed Term of Lease and any further lease extensions.
The base rent of €19.48 shall be adjusted on January 1 of each year, with the adjustment being made in proportion to the change in the cost-of-living price index established by the German Federal Office of Statistics for all private households in Germany (Basis: 1995 = 100) compared to its status at the time of the handover of the Leased Property or compared to the most recent rent adjustment. The claim for adjustment shall be valid no sooner than January 1, 2008, and shall be independent of assertion.
par. 5
The rent shall be payable as follows:
–	Rent for the remaining months of 2007: no later than the third business day of August 2007

–	Rent for 2008: paid for six (6) months in advance on the third business day of the respective calendar half-year

–	Rent beginning in 2009: paid for three (3) months in advance on the third business day of the respective calendar half-year
§ 5
Additional Provisions
     In all other respects, reference is hereby made to §§ 5 – 8, § 9 par. 1, 2, 4, and 5, § 12, §§ 14 – 16, § 17 par. 1, 2, 5, 6, 7, 9, 10, 11 of the lease agreement of December 12, 2002 between GEK Grundstücksverwaltungsgesellschaft mbH & Co. Objekt Eins KG and the Sublessee, which shall apply mutatis mutandis to this Sublease Agreement and which are attached to this Sublease Agreement as Annex 8. In addition, § 13 of said Lease Agreement with GEK Grundstücksverwaltungsgesellschaft mbH & Co. Objekt Eins KG shall apply mutatis mutandis, although not with respect to any removal of the additional remodeling; in this regard the Parties have entered into a different arrangement in this Agreement.
The Parties are in agreement with the content of the letter from GEK dated June 6, 2007, which is attached to this Agreement as Annex 9.

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München, ...............2007	Penzberg, ...............2007
Micromet AG	Roche

- Sublessor -	- Sublessee -
Annex 1: Leased Area Allocation Plan
Annex 2: Parking Space Assignment
Annex 3: Remodeling and Renovation Measures in UL 1
Annex 4: Move-in Inspection Form
Annex 5: Schedule of Rent and Additional Costs
Annex 6: Cost Estimate by Dr. Heinekamp dated May 29, 2007
Annex 7: Annex 3 to § 27 par. 1 of the Second Regulation on Operating Costs
Annex 8: §§5 et seq. of the Lease Agreement between GEK Grundstücksverwaltungsgesellschaft mbH & Co. Objekt Eins KG and Micromet AG dated December 12, 2002.
Annex 9: Letter from GEK dated June 6, 2007

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